Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 10 DATED JUNE 22, 2015
TO THE PROSPECTUS DATED APRIL 15, 2015
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated April 15, 2015, as supplemented by supplement no. 1 dated as of December 11, 2014, supplement no. 2 dated April 15, 2015, supplement no. 3 dated April 15, 2015, supplement no. 4 dated April 27, 2015, supplement no. 5 dated May 5, 2015, supplement no. 6 dated May 15, 2015, supplement no. 7 dated May 21, 2015, supplement no. 8 dated May 27, 2015 and supplement no. 9 dated June 17, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the acquisition of a mixed-use office/retail property containing 372,201 rentable square feet of office space and 110,918 rentable square feet of retail space located on approximately 17.1 acres of land in Kansas City, Kansas.
Acquisition of Real Estate
Park Place Village
On June 18, 2015, we, through an indirect wholly owned subsidiary, acquired a mixed-use office/retail property containing 372,201 rentable square feet of office space and 110,918 rentable square feet of retail space located on approximately 17.1 acres of land in the Kansas City submarket of Leawood, Kansas (“Park Place Village”). The seller is not affiliated with us or our advisor.
The purchase price of Park Place Village was $126.5 million plus closing costs. We funded the acquisition of Park Place Village with proceeds from this offering. The property was added as additional collateral to an existing portfolio mortgage loan.
Park Place Village consists of 10 separate buildings that were built in various stages starting in 2007.  As of June 18, 2015, Park Place Village was 96% leased to 60 tenants with a weighted-average remaining lease term of 6.9 years.
We believe that Park Place Village is suitable for its intended purpose and is adequately insured. We do not intend to make significant renovations or improvements to the property.

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